Exhibit 99.1

NEWS RELEASE

DATE:	August 19, 2011 10:00 a.m. E.S.T
CONTACT:	Archie M. Brown, President and CEO
MainSource Financial Group, Inc. 812-663-6734

Bardwell Appointed to Board of Directors for
MainSource Financial Group

Archie M. Brown, President and CEO of MainSource Financial Group, announced today that Kathleen L. Bardwell was appointed to the Board of Directors of MainSource at its Board of Directors Meeting held on August 15, 2011, to be effective with the Board of Directors meeting to be held on September 27, 2011.  At that time Ms. Bardwell will also be appointed to the Board of Directors of MainSource Bank.

Ms. Bardwell currently serves as Vice President, Chief Compliance Officer of Steris Corporation.  She brings over thirty (30) years of audit and accounting experience to MainSource Financial Group’s Board of Directors.  In addition, she has served in executive level positions with Cole National Corporation, Jo-Ann Stores and Foxmeyer Drug Company.  She has been a Certified Public Accountant since 1989 and a Certified Quality Auditor since 2009, and is active in many professional organizations relating to leading practices in corporate governance, regulatory affairs compliance and accounting and tax legislation.

Mr. Brown stated, “MainSource is proud to have Kathie join our board.  We know that her background is uniquely suited to strengthen our board and company.  Our industry is facing many challenges over the next few years and Kathie’s extensive background in compliance and corporate governance along with her public company experience will serve as a solid foundation as we navigate through the changing landscape of our industry.

Ms. Bardwell stated, “I am very honored to have been selected to the MainSource Board of Directors and look forward to the opportunity of working side-by-side with the many talented individuals that comprise the Board.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 80 offices through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company provides various related financial services.

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MainSource Financial Group, 1205 North State Road 3 Bypass, Greensburg, IN  47240